Exhibit 10.4

FORM OF RESTRICTIVE COVENANT AGREEMENT
IN CONSIDERATION of and as a condition to Employee’s employment and continued employment, training, pay, and other benefits provided by Haverty Furniture Companies, Inc., a Maryland corporation with its principal place of business in Atlanta, Georgia (the “Company”), Employee’s participation and continued participation in the Havertys Long-Term Incentive Plan, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned individual (“Employee”) and the Company agree as follows:
Section I.  Definitions.
In addition to the defined terms contained within the body of this Agreement, the following terms shall have the following meanings:

           1.1“Confidential Information” means any data or information, including Trade Secrets, that is valuable, important, or proprietary to the Company and is not generally known to the public or to competitors of the Company.  Confidential Information includes, but is not limited to, all information that is marked “confidential” or “proprietary”,  all information to which access is restricted, and all other information kept confidential, including information pertaining to costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, computer software (whether in source or object code), and other business affairs and methods and other information not readily available to the public.

1.2 “Prohibited Competitor” means any one of the following companies or any parent or subsidiary thereof: Rooms to Go, Ashley Furniture Industries, Inc. La-Z-Boy Furniture, Star Furniture, Nebraska Furniture, Art Van Furniture, Ethan Allan Interior Inc., City Furniture, and any successors and assigns of the foregoing companies.

1.3 “Restricted Activities” means the provision of sales, marketing, merchandising, buying, importing, supply chain, financial accounting, consulting, business planning, information technology, human resources, risk management, regulatory compliance, real estate, internal audit, and/or management services similar to those provided by Employee to the Company.
1.4 “Restricted Businesses” means the business of selling furniture, home decorations, and home furnishing to consumers and businesses, as well as any other business conducted by the Company during the last two (2) years of Employee’s employment with the Company.
1.5 “Restricted Period” means the period beginning on the date of this Agreement and ending two (2) years after the date Employee’s employment with the Company ends or is terminated for any reason.
1.6 “Territory” means the following States within the United States of America and any other geographic area for which Employee is responsible at the time of the termination of his/her employment:  Alabama, Arkansas, Florida, Georgia, Indiana, Kansas, Kentucky, Louisiana, Maryland, Missouri, North Carolina, Ohio, South Carolina, Tennessee, Texas, and Virginia.  Employee represents and agrees the Company conducts its business in, and Employee provides services to the Company, throughout the Territory.

1.7 “Trade Secret” shall have the meaning given to the term under applicable federal or state law.  In the absence of such a definition, “Trade Secret” means information including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
Section II.  Trade Secrets and Confidential Information.
2.1 Trade Secrets and Confidential Information.  Employee shall hold in confidence all Trade Secrets and Confidential Information of the Company, its direct and indirect subsidiaries and corporate affiliates, and its customers and suppliers (the “Associated Companies”) that came into his/her knowledge during his/her employment with the Company and shall not disclose, publish or make use of such Trade Secrets or Confidential at any time without the prior written consent of the Company for as long as the information remains confidential.
2.2 Return of Materials.  Upon the request of the Company and, in any event, upon the termination of Employee’s employment with the Company for any reason, Employee shall deliver to the Company, and not retain any copies of, all memoranda, notes, records, manuals or other documents (including, but not limited to, written instruments, electronically stored information, voice or data recordings, or computer tapes, disks or files of any nature), including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the performance of Employee’s services for the Company, the business of the Company or of the Associated Companies, or containing Trade Secrets or Confidential Information, whether made or compiled by Employee or furnished to Employee by virtue of his/her employment with the Company.  Employee shall also deliver to the Company all computers, credit cards, telephones, office equipment, software, and other property the Company furnished to Employee by virtue of his/her employment with the Company.
2.3 Interpretation.  The restrictions stated in Sections 2.1 and 2.2 are in addition to, and not in lieu of, protections afforded to trade secrets, confidential information, electronically stored information, and Company property under applicable state and federal laws.  Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Company’s right under applicable law to protect its property and information.   During his/her employment with the Company, Employee is authorized to use Confidential Information and Trade Secrets of the Company for the Company’s sole benefit and in connection with his/her job duties without obtaining the Company’s prior written approval.
Section III.  Nonsolicitation; Noninterference.
3.1 Nonsolicitation of Customers and Suppliers.  Employee hereby covenants and agrees that he/she will not, during the Restricted Period, without the prior written consent of the Company, solicit, directly or indirectly, any business related to the Restricted Businesses from any of the Company’s customers or suppliers, including actively sought prospective customers and suppliers, with whom Employee had material contact during his/her employment with the Company, except to the extent such solicitation is exclusively for the Company’s benefit.

3.2 Nonsolicitation of Employees.  Employee hereby covenants and agrees that he/she will not, during the Restricted Period, without the prior written consent of the Company, solicit, attempt to solicit, or hire, for himself/herself or for or on behalf of any other person or entity, any employee of the Company (whether or not such person would commit a breach of contract).
3.3 Noninterference with Relationships.  Employee hereby covenants and agrees that he/she will not, during the Restricted Period, without the prior written consent of the Company, directly or indirectly interfere with or lessen, or attempt to interfere with or lessen, any of the Company’s contractual or business relationships with the Company’s customers, suppliers, vendors, contractors, consultants, employees, officers, or directors.
  3.4 Non-disparagement.  Employee hereby covenants and agrees that he/she will not, during the Restricted Period, disparage, denigrate, or criticize the Company, its products and services, or its officers, directors, shareholders, or employees.
Section IV.  Non-competition.
Employee hereby covenants that he/she will not, during the Restricted Period, without the prior written consent of the Company, (i) provide any Restricted Activities to or for the benefit of any Prohibited Competitor; or (ii) within the Territory, engage in any of the Restricted Businesses or provide any Restricted Activities to or for the benefit of any other person or entity which is engaged in any of the Restricted Businesses.
Section V.  Ownership of Employee Developments.
5.1 Ownership of Work Product.
(a) Employee agrees to promptly report and disclose to the Company all developments, discoveries, methods, processes, designs, inventions, ideas, or improvements (hereinafter collective called “Work Product”), conceived, made, implemented, or reduced to practice by Employee, whether alone or acting with others, during Employee’s period of employment by the Company, that is developed (a) on the Company’s time, or (b) while utilizing, directly or indirectly, the Company’s equipment, supplies, facilities, or Confidential Information.  Employee acknowledges and agrees that all Work Product is the sole and exclusive property of the Company.  Employee agrees to assign, and hereby automatically assigns, without further consideration, to the Company any and all rights, title, and interest in and to all Work Product; provided, however, that this Section shall not apply to any Work Product for which no equipment, supplies, facilities, or Confidential Information of the Company was used and which was developed entirely on Employee’s own time, unless the Work Product (a) relates directly to the Company’s business or its actual or demonstrably anticipated research or development, or (b) results from any work performed by Employee for the Company.
(b) The Company, its successors and assigns, shall have the right to obtain and hold in its or their own name copyright registrations, trademark registrations, patents and any other protection available to the Work Product.
5.2 Cooperation.  Employee agrees to perform, upon the reasonable request of the Company, during or after employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product, including but not limited to:  (1) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance; (2) assisting in the preparation, prosecution, procurement, maintenance and enforcement of all copyrights and/or patents with respect to the Work Product in any countries; (3) providing testimony in connection with any proceeding affecting the right, title, or interest of the Company in any Work Product; and (4) performing any other acts deemed necessary or desirable to carry out the purposes of this Agreement. The Company shall reimburse all reasonable out-of-pocket expenses incurred by Employee at the Company’s request in connection with the foregoing.

Section VI.  Reasonable and Necessary Restrictions.
6.1 Employee acknowledges that during the course of his/her employment with the Company he/she has received or will receive and has had or will have access to Confidential Information and Trade Secrets of the Company and of the Associated Companies, including but not limited to confidential and secret software and hardware design and development plans and strategies; computer software; business and marketing plans, strategies, and studies; and detailed client/customer lists and information relating to the operations and business requirements of those client/customers and, accordingly, he/she is willing to enter into the covenants contained in this Agreement in order to provide the Company with what he/she considers to be reasonable protection for its interests.
6.2 Employee acknowledges that the restrictions, prohibitions and other provisions in this Agreement are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the Company and are a material inducement to the Company to employ or continue to employ Employee and to provide certain benefits to Employee including grants under the Havertys Long-Term Incentive Plan.  Employee covenants and agrees that he/she will not challenge the enforceability of this Agreement nor will he/she raise any equitable defense to its enforcement.
Section VII.  Remedies.
In the event of any breach or threatened breach of this Agreement by Employee, Employee acknowledges and agrees that the Company would be irreparably harmed thereby and that any remedies at law would be inadequate.  Accordingly, Employee agrees that in such event, the Company shall be entitled to immediate injunctive or other equitable relief to restrain or enjoin any such breach or threatened breach in addition to all other damages, remedies, and relief to which the Company may be entitled.  The parties expressly waive any requirement for a bond to be posted in conjunction with a request for a temporary, preliminary or permanent injunction.  In addition to all other remedies available to the Company, Employee acknowledges and agrees that any awards made to him/her pursuant to the Havertys Long-Term Incentive Plan (“LTIP”) shall be subject to forfeiture and/or claw-back in accordance with the LTIP Plan, any grant agreement, and/or the Havertys Executive Compensation Recovery Policy.
Section VIII.  Severability.
If fulfillment of any provision of this Agreement, at the time such fulfillment shall be due, shall transcend the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced or reformed to the limit of such validity, and if any clause or provision contained in this Agreement operates or would operate to invalidate this Agreement, in whole or in part, then such clause or provision only shall be held ineffective, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect.

Section IX.  Governing Law; Forum.
This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating to this Agreement or Employee’s employment with the Company shall be governed by and construed in accordance with the laws of the State of Georgia, not including the choice-of-law rules thereof.  The parties agree to litigate any dispute arising under or related to this Agreement or Employee’s employment with the Company exclusively in the state or federal courts located in Fulton County, Georgia, and waive any objection to the personal jurisdiction or venue of such courts.  To the maximum extent allowed by law, the parties waive any right to a trial by jury and affirmatively state they want any dispute between them tried to a court without a jury.  Notwithstanding anything to the contrary in this Section, the Company may initiate an action in any court or forum as necessary or desirable, as determined in the Company’s sole discretion, to prevent any breach or threatened breach of this Agreement by Employee.
Section X.  Nature of Employment.
Employee understands and agrees that nothing in this Agreement is intended to or shall be interpreted as creating employment for a specified period of time.  Employee further understands and agrees that, unless he/she has a separate, written employment contract with the Company, his/her employment with the Company shall be employment-at-will which can be terminated at any time, without prior notice or cause, by either Employee or the Company.  No act, statement or conduct, of any nature whatsoever, of any representative of the Company shall alter the nature of Employee’s employment unless it is in writing and signed by the Chief Executive Officer of the Company or his/her designee.
Section XI.  Amendment; Waiver; Assignment.
No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto.  Any waiver by any party or consent by any party to any breach of or any variation from any provision of this Agreement shall be valid only if in writing and only in the specific instance in which it is given, and such waiver or consent shall not be construed as a waiver of any subsequent breach of any other provision or as a consent with respect to any similar instance or circumstance.  This Agreement may be assigned by the Company to any parent company, subsidiary, corporate affiliate, or successor to all or any part of the Company’s business.  The Agreement may not be assigned by Employee.
Section XII.  No Inconsistent Obligations
Employee is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his/her undertaking employment with the Company.  Employee will not disclose to the Company, or use on the Company’s behalf, any protected confidential information or trade secrets belonging to others.  Employee represents and warrants that he/she has returned all property and protected confidential information belonging to all prior employers.

Section XIII.  U.S. Defend Trade Secrets Act
Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent Employee from sharing information and communicating in good faith, without prior notice to the Company, with any federal government agency having jurisdiction over the Company or its operations, and cooperating in any investigation by any such federal government agency.  Employee is also hereby notified, in accordance with the Defend Trade Secrets Act of 2016, that he/she will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Employee represents and warrants he/she has been notified by this Agreement that if he/she files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he/she may disclose the Company’s trade secrets to his/her attorney and use the trade secret information in the court proceeding if he/she: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.
Section XIV.  Attorneys’ Fees and Litigation Expenses
In the event the Company brings suit against Employee to enforce the terms of this Agreement and is awarded any relief by a court, Employee shall reimburse the Company for all attorneys’ fees, expenses, and costs incurred by the Company in bringing such suit.
IN WITNESS WHEREOF, the parties have executed this Agreement.

HAVERTY FURNITURE COMPANIES, INC.
Date:

By:
Name:
Title

EMPLOYEE
Date:

Name